Exhibit 99.1

TELENAV REPORTS FOURTH QUARTER AND FISCAL 2012 FINANCIAL RESULTS,

EXTENDS SPRINT CONTRACT

Achieves 30% of Revenue for Quarter from Strategic Growth Areas and International

Signs New Auto OEM in China

Sprint Adopts Scout™ to Deliver Personalized Navigation to its Subscribers

Sunnyvale, Calif. – July 26, 2012 –TeleNav, Inc. (NASDAQ:TNAV), the leader in personalized navigation, today announced its financial results for the fourth quarter of fiscal 2012 ended June 30, 2012.

The company also announced that it has amended and extended its contract with Sprint, enabling Telenav to continue to provide its navigation service to millions of Sprint subscribers. Under the amended agreement, Telenav and Sprint have agreed to continue the fixed fee arrangement related to the Sprint bundle through June 30, 2013, and to partner to generate revenue from premium navigation and mobile advertising programs through Dec. 31, 2015. In connection with the amendment, Sprint has adopted Scout by Telenav as the primary navigation solution offered to its subscribers.

“We are pleased with the 60% revenue growth of our strategic growth areas and international in fiscal 2012, which represented fully 30% of revenue in the fourth quarter and are set to represent approximately 50% of revenue in fiscal 2013,” said HP Jin, chairman, president and CEO of Telenav. “We also are pleased to extend our strategic relationship with Sprint, enabling us to continue to provide our industry-leading navigation to millions of Sprint subscribers and to benefit from the distribution of our products across their network. This broad reach provides Telenav with a strong competitive advantage in support of our goal of establishing Scout as the daily personal navigator for tens of millions of users, which is a strong foundation for further growth of our mobile advertising and premium services.”

Fourth Quarter Financial Highlights

•

Revenue for the fourth quarter of fiscal 2012 was $54.8 million, which compares with $57.8 million in the prior sequential quarter and $54.3 million in the fourth quarter of fiscal 2011. Revenue for fiscal year 2012 was $218.5 million, which compares with $210.5 million in fiscal 2011.

•

Revenue from strategic growth areas, which include automotive, enterprise location-based services (LBS), mobile advertising and commerce and premium LBS, as well as international revenue, was $16.2 million, which compares with $18.1 million in the prior sequential quarter and $11.7 million in the same quarter one year ago. Strategic growth areas plus international represented 30% of total revenue in the fourth quarter of fiscal 2012.

•	For the 2012 fiscal year, strategic growth areas plus international revenue increased 60% to $57.0 million, compared with $35.5 million in the prior year.

•

Net income for the fourth quarter of fiscal 2012 was $6.6 million, or $0.15 per diluted share, which compares with net income of $7.4 million, or $0.17 per diluted share, in the third quarter of fiscal 2012 and net income of $9.0 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2011. Non-GAAP net income for the fourth quarter of fiscal 2012 was $8.7 million, or $0.20 per diluted share, which compares with $8.5 million, or $0.19 per diluted share, in the third quarter of fiscal 2012 and $10.1 million, or $0.22 per diluted share in the fourth quarter of fiscal 2011. Non-GAAP net income and non-GAAP net income per diluted share excludes stock-based compensation expense and legal settlement costs, net of tax

•

Net income for fiscal 2012 was $32.4 million, or $0.74 per diluted share, which compares with $42.6 million, or $0.94 per diluted share, in fiscal 2011. Non-GAAP net income for fiscal 2012 was $37.8 million, or $0.86 per diluted share, which compares with $46.9 million, or $1.04 per diluted share, in fiscal year 2011.

•

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, legal settlement cost and stock-based compensation expense) for the fourth quarter of fiscal 2012 was $15.0 million, which compares with $14.2 million in the prior sequential quarter and $18.2 million in the same quarter a year ago. Adjusted EBITDA for fiscal 2012 was $59.6 million, which compares with $81.4 million in fiscal 2011.

•	Ending cash and investments totaled $199.5 million and the company had no debt as of June 30, 2012.

•

Total subscribers for June 2012 increased to 33.8 million, including 7.1 million freemium subscribers. Freemium products are free basic navigation services that can be monetized through paid upgrades to premium products, as well as through advertising.

Recent Business Highlights

•

Delphi Automotive has selected Telenav to provide Scout for Cars personalized navigation and local search technology in select vehicles manufactured by a major Chinese vehicle manufacturer. Navigation, along with a variety of other features, will be accessible through both voice commands and a full-color LCD touch screen. The vehicle manufacturer expects this technology to be available in vehicles in China and Europe starting in 2013. Telenav and Delphi also are collaborating on behalf of another major global automaker for an in-vehicle solution that will begin shipping in that automaker’s model year 2013 vehicles.

•

In June, Telenav announced that Scout for Cars was named as “Best Navigation Solution” at Telematics Detroit. Scout is the first daily personal navigator to be seamlessly accessible across the web, smartphones, and in-car systems, offering users an easy and consistent navigation and discovery experience no matter where they are. Scout goes beyond A-to-B navigation apps by providing personalized information about where to go, when to leave, how to get there, and things to do upon arrival. Scout for Cars will be formatted and displayed on the car’s center stack screen to provide drivers with turn-by-turn directions and voice guidance channeled through the car’s speakers. Depending on individual automotive OEM specifications, Scout for Cars can range from full-color moving maps to basic navigation prompts.

•

In May, Telenav announced that it received the first place Emerging Technology (E-Tech) award for Mobile apps under the Productivity, Utility and Public Safety category at CTIA. In its seventh year, the CTIA E-Tech Awards honored the industry’s most innovative wireless products and services in the areas of mobile apps, consumer electronics, enterprise and vertical markets and infrastructure. A panel of media and industry analysts sorted through nearly 250 entries and judged winners in 15 categories based on innovation, functionality, technological importance, implementation and overall “wow” factor.

•

Scout was also recently named the 2012 Award of Excellence winner for Maps/Navigation in the Mobile Apps category by the International Academy of Visual Arts (IAVA) as part of its annual international Communicator Awards program. The Communicator Awards are sanctioned and judged by the IAVA, an invitation-only body consisting of professionals from acclaimed media, communications, advertising, creative and marketing firms. According to the judges, the Award of Excellence is the program’s highest honor and is given to those entries whose ability to communicate positions them as the best in the field.

•	Telenav’s branded iPhone applications continued to be among the most highly ranked navigation apps for iPhone in both the paid and free categories, with over 4.4 million downloads as of June 30, 2012.

Business Outlook

For the first fiscal quarter ending Sept. 30, 2012, Telenav offers the following guidance, which is predicated on management’s judgments:

•	Total revenue is expected to be $44 to $46 million, and reflects the full impact of the amended financial terms of the Sprint bundle agreement;

•	Revenue from strategic growth areas and international is expected to be $18 to $19 million, equal to approximately 40% of total revenue;

•	Gross margin is expected to be 71% to 72%;

•	Non-GAAP operating expenses are expected to be $29 to $30 million, and exclude approximately $1.5 million in stock-based compensation expense;

•	GAAP net income is expected to be breakeven to $1 million;

•	GAAP diluted net income per share is expected to be $0.00 to $0.02;

•	Non-GAAP net income is expected to be $1 to $2 million, and excludes the impact of approximately $1.3 million of stock-based compensation expense, net of taxes;

•	Non-GAAP diluted net income per share is expected to be $0.02 to $0.04;

•	GAAP income taxes are expected to be $1 to $2 million, reflecting a volatile effective tax rate based on nearness to breakeven;

•

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) is expected to be in the range of $4 to $5 million, and excludes the impact of approximately $1.5 million in stock-based compensation expenses and $2.3 million of depreciation and amortization expenses;

•	Weighted average diluted shares outstanding are expected to be approximately 44 million.

For the fiscal year ending June 30, 2013, the company offers the following guidance:

•	Total revenue is expected to be $185 to $195 million;

•	Revenue from strategic growth areas and international is expected to be $90 to $100 million, equal to approximately 50% of total revenue for the fiscal year;

•	Gross margin for the year is expected to be approximately 69% to 70%;

•	GAAP net income is expected to be in the range of breakeven to $2 million, or approximately $0.00 to $0.04 per diluted share;

•

Non-GAAP net income is expected to be $4 million to $6 million, or approximately $0.09 to $0.14 per diluted share, and excludes the impact of approximately $5 to $6 million of stock-based compensation expense, net of taxes;

•

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense) is expected to be in the range of $10 to $20 million, and excludes the impact of approximately $6 to $7 million in stock-based compensation expenses and $9 to $10 million of depreciation and amortization expenses;

•	Weighted average diluted shares outstanding are expected to be approximately 44 million.

The above information concerning guidance for the first fiscal quarter and fiscal year 2013 represents Telenav’s outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call

The company will host an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET) today. To access the conference call, dial 888-809-5987 (toll-free, domestic only) or 719-325-2247 (domestic and international toll) and enter passcode 4656962. The webcast will be accessible on Telenav’s investor relations website at http://investor.telenav.com/. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, please dial 888-203-1112 (toll-free domestic only) or 719-457-0820 (international or domestic toll) and enter passcode 4656962.

Use of Non-GAAP Financial Measures

Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as operating expenses, adjusted EBITDA, net income and earnings per share information included in this press release are different from those otherwise presented under GAAP. The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures: Adjusted EBITDA measures our GAAP operating income excluding the impact of stock-based compensation expense, depreciation, amortization, and other items such as legal settlements. We believe this is a useful measure of profitability before the impact of certain non-cash expenses, interest income, income taxes, and certain other items that management believes affect the comparability of operating results. Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP operating expenses, adjusted EBITDA, and net income. Legal settlements from patent litigation cases in which we are defendants are excluded from adjusted EBITDA and non-GAAP net income. Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of the tax effect of the GAAP stock-based compensation expenses, legal settlements, and other items that are being eliminated to arrive at the non-GAAP expenses. Telenav has provided these measures in addition to

GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash or other charges and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies. Reconciliations of historical GAAP to non-GAAP results are presented in our prior earnings press releases. To reconcile the non-GAAP operating expenses, adjusted EBITDA, and net income included in our guidance and outlook to the comparable measures under GAAP, add back the indicated amounts of stock-based compensation expense, legal settlements, and other items.

Forward – Looking Statements

This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning Telenav’s anticipated or assumed future financial results and shares outstanding, the success of its efforts with Delphi and launch of vehicles containing the results of those collaborations and the adoption and success of Scout for Cars. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in Telenav’s quarterly and annual operating results; Telenav’s dependence on Sprint, AT&T, and Ford for a substantial majority of its revenue; changes in the contractual relationships with Sprint, AT&T and other wireless carriers to whom Telenav provides services, as have occurred in the past; automotive equipment suppliers (“OEMs”) and consumer acceptance of Scout by Telenav, Scout for Cars and other Scout applications; Telenav’s success in achieving additional design wins from OEMs and auto manufacturers and the delivery dates of automobiles with Telenav’s products incorporated; competition from other market participants who may provide comparable services to subscribers without charge; Telenav’s short history in the automotive navigation market; continued production of vehicles with and adoption by auto buyers of Telenav’s products offered by Ford and the products offered by other automotive OEMs; the timing of new product releases and vehicle production by our automotive customers; Telenav’s ability to increase revenue from premium services; successful conversion of freemium users to paid subscribers; Telenav’s inexperience in the mobile advertising market; Telenav’s ability to estimate and sustain or increase its revenue and profitability;Telenav’s ability to attract and retain qualified personnel; impact of foreign currency exchange rates; Telenav incurring losses; Telenav’s ability to attract, migrate and retain new wireless carriers and auto manufacturers and automotive OEMs; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; changes to current accounting standards which may have a significant, adverse impact upon Telenav’s financial results; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services and products; the impact of current or future intellectual property litigation and claims for indemnification and litigation related to U.S securities laws and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About Telenav, Inc.

Telenav’s mission is to help make people’s lives easier, less stressful, more fun, and more productive while they are on the go. Our personalized navigation services help people make faster and smarter daily decisions about where to go, when to leave, how to get there, and what to do when they arrive. Each day, approximately 34 million people have access to personalized navigation that we deliver to their mobile phones, developer applications, tablets, computers and cars. To date, we have scouted more than 1.7 billion personal journeys.

We aim to be everywhere people need us. Our partners are wireless carriers, automobile manufacturers and original equipment manufacturers (OEMs), app developers, advertisers and agencies, as well as enterprises large and small. Our partners include AT&T, Bell Mobility, Boost Mobile, China Mobile, Delphi, Ford, NII Holdings, QNX Software Systems, Rogers, Sony, Sprint Nextel, Telcel, T-Mobile UK, T-Mobile US, U.S. Cellular, Verizon Wireless and Vivo Brazil. You can also find us in mobile app stores and on the web at www.telenav.com and www.scout.me.

Follow Telenav on Twitter at www.twitter.com/telenav or on Facebook at www.facebook.com/telenav

Contact:
John Swenson	Cynthia Hiponia
Telenav, Inc.	The Blueshirt Group (for Telenav)
408.990.1422	408.990.1265
johnsw@telenav.com

Copyright 2012 Telenav, Inc. All Rights Reserved. “Telenav,” the Telenav logo, and “telenav.com” are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

TNAV-F

Telenav, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2012	June 30, 2011 *
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,920	$24,053
Short-term investments	192,548	179,257
Accounts receivable, net of allowances of $314 and $356, at June 30, 2012 and June 30, 2011, respectively	25,316	30,711
Deferred income taxes	1,403	2,951
Prepaid expenses and other current assets	14,319	10,204

Total current assets	240,506	247,176
Property and equipment, net	15,442	9,079
Deferred income taxes, non-current	2,872	1,589
Deposits and other assets	5,959	3,333

Total assets	$264,779	$261,177

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,059	$3,176
Accrued compensation	9,116	7,847
Accrued royalties	4,397	4,704
Other accrued expenses	8,385	4,308
Deferred revenue	9,222	48,490
Income taxes payable	1,350	49

Total current liabilities	35,529	68,574
Deferred rent, non-current	8,410	8
Other long-term liabilities	4,322	4,129
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 44,001 shares issued and 41,353 shares outstanding at June 30, 2012, and 42,984 shares issued and 41,823 shares outstanding at June 30, 2011	42	42
Additional paid-in capital	118,855	115,064
Accumulated other comprehensive income	370	537
Retained earnings	97,251	72,823

Total stockholders’ equity	216,518	188,466

Total liabilities and stockholders’ equity	$264,779	$261,177

*	Derived from audited consolidated financial statements as of and for the year ended June 30, 2011

Telenav, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011*
	(unaudited)		(unaudited)
Revenue	$54,839	$54,259	$218,507	$210,491
Cost of revenue	12,287	10,301	47,341	40,720

Gross profit	42,552	43,958	171,166	169,771
Operating expenses:
Research and development	16,896	15,795	68,534	56,534
Sales and marketing	7,029	7,657	31,718	24,886
General and administrative	8,570	5,587	26,084	19,757

Total operating expenses	32,495	29,039	126,336	101,177

Income from operations	10,057	14,919	44,830	68,594
Interest income	417	389	1,573	965
Other income (expense), net	(400)	34	(89)	208

Income before provision for income taxes	10,074	15,342	46,314	69,767
Provision for income taxes	3,444	6,331	13,906	27,193

Net income	$6,630	$9,011	$32,408	$42,574

Net income per share
Basic	$0.16	$0.22	$0.78	$1.01
Diluted	$0.15	$0.20	$0.74	$0.94
Weighted average shares used in computing net income per share
Basic	41,390	41,709	41,406	41,975
Diluted	43,259	45,618	43,944	45,086

*	Derived from audited consolidated financial statements as of and for the year ended June 30, 2011

Telenav, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended June 30,
	2012	2011*
	(unaudited)
Operating activities
Net income	$32,408	$42,574
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	8,171	7,709
Accretion of premium on short-term investments	4,598	2,630
Stock-based compensation expense	5,122	4,137
Write-off of long-term investments	250	—
Write-off of capitalized software	—	714
Excess tax benefit from stock-based compensation	(797)	(1,666)
Changes in operating assets and liabilities:
Accounts receivable	5,384	6,602
Deferred income taxes	1,024	581
Prepaid expenses and other current assets	(4,101)	(7,184)
Other assets	(391)	964
Accounts payable	266	406
Accrued compensation	1,269	2,264
Accrued royalties	(307)	1,716
Accrued expenses and other liabilities	3,869	2,537
Income taxes payable	2,427	875
Deferred rent	9,674	(222)
Deferred revenue	(39,559)	42,043

Net cash provided by operating activities	29,307	106,680

Investing activities
Purchases of property and equipment	(13,470)	(4,898)
Additions to capitalized software	(2,406)	(1,234)
Purchases of short-term investments	(170,592)	(241,269)
Purchases of long-term investments	(1,100)	—
Proceeds from sales and maturities of short-term investments	152,623	59,703
Acquisitions, net of cash acquired	(1,768)	—

Net cash used in investing activities	(36,713)	(187,698)

Financing activities
Proceeds from exercise of stock options	2,108	2,623
Repurchase of common stock	(12,545)	(12,024)
Excess tax benefit from stock-based compensation	797	1,666

Net cash used in financing activities	(9,640)	(7,735)

Effect of exchange rate changes on cash and cash equivalents	(87)	(56)

Net decrease in cash and cash equivalents	(17,133)	(88,809)
Cash and cash equivalents, at beginning of period	24,053	112,862

Cash and cash equivalents, at end of period	$6,920	$24,053

Supplemental disclosure of cash flow information
Income taxes paid, net	$11,288	$27,006

*	Derived from audited consolidated financial statements as of and for the year ended June 30, 2011

Telenav, Inc.

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
GAAP net income	$6,630	$9,011	$32,408	$42,574
Adjustments:
Legal settlement	1,500	—	1,500	933
Stock-based compensation:
Cost of revenue	23	27	91	97
Research and development	646	545	2,509	1,965
Sales and marketing	322	332	1,168	1,003
General and administrative	333	338	1,354	1,072

Total stock-based compensation	1,324	1,242	5,122	4,137
Tax effect of adding back adjustments	(753)	(105)	(1,252)	(779)

Non-GAAP net income	$8,701	$10,148	$37,778	$46,865

Non-GAAP net income per share
Basic	$0.21	$0.24	$0.91	$1.12
Diluted	$0.20	$0.22	$0.86	$1.04
Weighted average shares used in computing non-GAAP net income per share
Basic	41,390	41,709	41,406	41,975
Diluted	43,259	45,618	43,944	45,086

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2012	2011	2012	2011
GAAP net income	$6,630	$9,011	$32,408	$42,574
Adjustments:
Legal settlement	1,500	—	1,500	933
Stock-based compensation	1,324	1,242	5,122	4,137
Depreciation and amortization	2,146	2,020	8,171	7,709
Interest income	(417)	(389)	(1,573)	(965)
Other income (expense), net	400	(34)	89	(208)
Provision for income taxes	3,444	6,331	13,906	27,193

Adjusted EBITDA	$15,027	$18,181	$59,623	$81,373